SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
-------------------





FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  July 17, 2003


SALIENT 3 COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)



  Delaware                          0-12588         23-2280922
 (State or other jurisdiction      (Commission     (I.R.S. Employer
  of incorporation )                File Number)    Identification No.)



   P. O. BOX 1498, READING, PENNSYLVANIA    19603
 (Address of principal executive offices)  (Zip Code)



Registrant's telephone number, including area code:  (610) 856-5500




Item 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

On July 17, 2003, Salient 3 Communications, Inc., (OTCBB: STCIA) announced that its Board of Directors has declared a cash liquidating distribution of $1.00 per share to the holders of Salient's Class A and Class B common stock in accordance with the Plan of Dissolution and Liquidation approved by Salient's stockholders on July 21, 2000 (the "Plan of Dissolution"). The distribution will be paid on or about August 8, 2003 to Salient's stockholders of record as of the close of business on July 25, 2003.

Salient also announced that, in accordance with the Plan of Dissolution, its Board of Directors has authorized the transfer of all of Salient's remaining assets and liabilities to a liquidating trust (the "Liquidating Trust"). The transfer is expected to be made effective August 8, 2003, following payment of the liquidating distribution. The purpose of the Liquidating Trust is to dispose of the then remaining assets of Salient, satisfy all of Salient's outstanding liabilities and distribute any remaining assets to the beneficial owners of the Liquidating Trust. The terms of the Liquidating Trust are set forth in a Liquidating Trust Agreement, which has been approved by Salient's Board of Directors. The Liquidating Trust will be administered by Thomas F. Hafer, Paul H. Snyder, John W. Boyer, Jr. and Donald K. Wilson, Jr., as the liquidating trustees.

Stockholders of record as of August 8, 2003 will automatically receive an uncertificated beneficial interest in the Liquidating Trust, equal to their pro-rata ownership interest in Salient. Interests in the Liquidating Trust will not be listed on any stock exchange and will not be exchangeable or transferable, except by will, intestate succession or operation of law. One or more subsequent distributions to holders of interest in the Liquidating Trust may be made during the course of, or upon the completion of, the wind down period as liabilities are settled and in accordance with Delaware law. However, any distribution of the assets from the Liquidating Trust will be subject to the prior satisfaction of the liabilities transferred to the Liquidating Trust. Accordingly, there can be no assurance of the amount or timing of distributions from the Liquidating Trust, if any. The satisfaction of these liabilities, as well as any liabilities that may result from any future material claims against the Liquidating Trust and the administrative expenses incurred by the Liquidating Trust could reduce or eliminate distributions from the Liquidating Trust.

Salient estimates that the net asset value per share of common stock immediately prior to the transfer to the Liquidating Trust will be approximately $0.12. This amount has been estimated under the liquidation basis of accounting used in prior period reports.

The transfer of Salient's assets and liabilities into the Liquidating Trust constitutes a constructive liquidating distribution to Salient's stockholders under Internal Revenue Code Section 331, which governs complete liquidations of corporations. This constructive distribution, together with the cash liquidating distribution, must be reported by record holders on their income tax returns for the year 2003. The amount of the constructive distribution, which is not reduced for claims and obligations not currently recognized for federal income tax purposes, will be approximately $1.93 per share.

Following the transfer of Salient's assets and liabilities into the Liquidating Trust, the Liquidating Trust will cause Form 1099's to be issued to record holders for both the cash and constructive distributions from Salient. As a result, stockholders will recognize taxable income in 2003 in excess of the cash distributions received in 2003. Unlike the gain or loss recognized by the stockholders attributable to the cash and constructive distributions from Salient, any distributions from the Liquidating Trust will not give rise to taxable gain or loss.

To the extent the Liquidating Trust makes payments on account of liabilities assumed by the Liquidating Trust that were not taken into account in determining the amount of the constructive distribution, the stockholders will be able to claim a long-term capital loss (provided they held their Salient stock for more than one year) in the year of such payments.

Beneficiaries must include their respective share of the Liquidating Trust's income and deductions in their taxable income for each year of the Liquidating Trust's existence. The Trust has an initial term of three years, which may be extended if necessary to fulfill its purpose. A final distribution, if any, will be made from the Trust after all outstanding liabilities have been satisfied.

Under Delaware law, Salient will automatically cease to exist as a legal entity on August 11, 2003, the third anniversary of the filing of Salient's Certificate of Dissolution with the Delaware Secretary of State. Upon transfer of its then remaining assets and liabilities to the Liquidating Trust, Salient will close its stock transfer books and discontinue recording transfers and sales of shares of its common stock and will also request that its common stock immediately cease trading on the OTC Bulletin Board. Salient also expects to file a Form 15 with the Securities and Exchange Commission on such date to terminate the registration of its common stock under the Securities Exchange Act of 1934 and cease filing periodic reports. As a result, no further trading or transfers of shares of Salient's common stock will be possible after August 8, 2003.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       SALIENT 3 COMMUNICATIONS, INC.



Date:    July 18, 2003                 /s/Paul H. Snyder
                                       ------------------------------
                                       Paul H. Snyder
                                       Senior Vice President and
                                       Chief Financial Officer